Exhibit 99.1

Strong demand pull is the key feature of the outlook for 2006/07 and beyond.

The increasingly robust outlook for global nutrient use is powered by the need to produce more grain and oilseeds to meet the growing demands for food, feed and fuel.

For example, the global harvest this year will rank as the third largest on record, but use will exceed production by about 60 million tonnes, according to estimates released by the U.S. Department of Agriculture (USDA) on August 11. World grain and oilseed stocks as a percent of use will drop to the third lowest percentage on record at the end of the 2006/07 crop year. This analysis excludes China because of the unreliability of USDA estimates of Chinese consumption and stocks.

Review and Outlook Demand Pull Vol. 2 No. 3 August 2006

Steady increases in population and continued strong economic growth, particularly in large and rapidly developing countries such as China and India, are boosting the demand for more protein-rich and grain-intensive food. In addition, record high energy prices have driven up farm production costs and eroded nutrient demand in the near term, but persistently high prices also are driving the rapid development of large bio-fuels industries in nearly every energy deficit country around the globe.

That combination is fueling an increasingly strong nutrient demand outlook worldwide. For example, the International Fertilizer Industry Association (IFA) forecasts that world nutrient use will increase 12 percent or almost 18 million tonnes during the next five years.

Growth from Food

India provides a textbook example of the impacts of steady population increases and rapid economic growth on nutrient demand. The Indian economy has grown at roughly eight percent per year since 2002. Strong growth has boosted food demand and that, combined with reforms in the agricultural sector, has resulted in a sharp drawdown of wheat and rice stocks.

Michael R. Rahm Vice President mike.rahm@mosaicco.com

Increases in wheat and rice prices coupled with good monsoon rainfall have caused a surge in Indian nutrient demand during the last few years. Indian nutrient use will increase almost 30 percent or more than 2.5 million tonnes between the 2002/03 and the 2006/07 fertilizer years. The recent jump in demand has moved India ahead of the United States as the second largest nutrient market in the world following China.

Joseph Fung Market Analyst joseph.fung@mosaicco.com	Market Mosaic is a quarterly newsletter published for our customers and suppliers each February, May, August and November by the Market Analysis group of The Mosaic Company. The February and August issues recap our near term outlook for global agricultural and crop nutrient markets. The May and November issues take an in-depth look at a topic of special interest to our customers and suppliers.

Market Mosaic Vol. 2, Issue 3 • August 2006	1

Growth from Bio-Fuels

The rapid development of bio-fuels also is providing an octane boost to nutrient demand, particularly in large and mature markets such as North America and Europe. In the United States, the potential impact of a large ethanol industry on nutrient demand is significant.

U.S. farmers will harvest the third largest corn crop on record this fall. But that will fall short of projected demand during the 2006/07 crop year by more than 800 million bushels, according to the most recent USDA estimates. Unlike the past, U.S. corn stocks will fall not as a result of a supply shock but rather impressive growth in corn use during the last few years.

Domestic feed demand is stable at high levels and U.S. corn exports remain strong due to economic growth in key import markets, the decline in Chinese exports and a weak U.S. dollar. However, the exponential increase in U.S. ethanol production has accounted for most of the growth in U.S. corn demand during the last few years.

U.S. ethanol production for fuel use increased to 3.9 billion gallons last year, more than double output just four years ago. The Renewable Fuels Association counted 101 ethanol plants with combined capacity of 4.8 billion gallons in operation at mid-year. In addition, 36 new plants were under construction and expansions at seven existing plants were underway that will add 2.4 billion gallons of new capacity within the next few years.

Numerous projects are under development and the U.S. industry is ramping up faster than expected just a few months ago. For example, Doane Advisory Services estimates that 80 corn based ethanol plants will be built during the next two years. They put current U.S. capacity at 5.1 billion gallons and project that it will grow to 7.6 billion by August 2007 and to more than 10.0 billion by August 2008.

The U.S. Energy Policy Act (EPACT) mandates renewable fuels production of 7.5 billion gallons by 2012. Based on the number of new ethanol plants under construction and the large number of projects under development today, actual production will blow through the mandate within the next two years.

Estimated Fertilizer Cost for an Iowa Farm

	Corn following Soybeans						Herbicide Tolerant Soybeans following Corn
$ Acre Unless Noted	2002	2003	2004	2005	2006	2007	2002	2003	2004	2005	2006	2007
Expected Yield (Bu Acre)	170	170	170	170	170	170	50	50	50	50	50	50
Fertilizer	$40.56	$50.05	$53.88	$61.53	$72.41	$63.49	$19.98	$20.95	$23.08	$28.34	$31.59	$30.60
Fertilizer ($ Bu)	$0.24	$0.29	$0.32	$0.36	$0.43	$0.37	$0.40	$0.42	$0.46	$0.57	$0.63	$0.61
Nitrogen (lbs N)	140	140	140	140	140	140	16	16	16	16	16	16
lbs N from Ammonia	115	115	115	115	115	115	0	0	0	0	0	0
lbs N from DAP	25	25	25	25	25	25	16	16	16	16	16	16
Phosphate (lbs P2O5 from DAP)	65	65	65	65	65	65	40	40	40	40	40	40
Potash (lbs K2O from MOP)	50	50	50	50	50	50	75	75	75	75	75	75
Ammonia	$17.74	$25.71	$27.03	$29.97	$37.30	$29.34	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Tons per acre	0.070	0.070	0.070	0.070	0.070	0.070	0.000	0.000	0.000	0.000	0.000	0.000
Price per ton	$254	$368	$387	$429	$534	$420	$254	$368	$387	$429	$534	$420
Diammonium Phosphate (DAP)	$16.11	$17.59	$19.43	$21.48	$23.81	$23.32	$9.91	$10.83	$11.96	$13.22	$14.65	$14.35
Tons per acre	0.071	0.071	0.071	0.071	0.071	0.071	0.043	0.043	0.043	0.043	0.043	0.043
Price per ton	$228	$249	$275	$304	$337	$330	$228	$249	$275	$304	$337	$330
Muriate of Potash (MOP)	$6.71	$6.75	$7.42	$10.08	$11.29	$10.83	$10.06	$10.13	$11.13	$15.13	$16.94	$16.25
Tons per acre	0.042	0.042	0.042	0.042	0.042	0.042	0.063	0.063	0.063	0.063	0.063	0.063
Price per ton	$161	$162	$178	$242	$271	$260	$161	$162	$178	$242	$271	$260

Source: Iowa State University, USDA and Mosaic

Market Mosaic Vol. 2, Issue 3 • August 2006	2

Analysts are revising upward forecasts of U.S. ethanol production and corn use. For example, Doane Advisory Services estimates that the U.S. corn grind for ethanol will reach almost 2.26 billion bushels in 2006/07, 110 million bushels more than the most recent USDA estimate of 2.15 billion bushels, and then jump to more than 3.1 billion in 2007/08 and account for almost one-quarter of projected corn production.

The National Corn Growers Association is promoting what they call a 15-15-15 program – that is the production of 15 billion bushels of corn and 15 billion gallons of ethanol by 2015. Such a projection would have looked wildly ambitious just a year or two ago, but recent developments put the U.S. industry on such a trajectory.

U.S. corn acreage and yields no doubt will increase significantly during the next few years and that will require more nutrients. We estimate that the net impact of these developments will boost U.S. nutrient use at least one to two percent per year and reduce demand volatility during the next five years.

Improving Farm Economics

Grain markets are signaling the need for more production to meet growing demand. Wheat prices are at high levels today due to low stocks worldwide. Although the 2007 new crop price of corn dropped below $3.00 per bushel following the USDA’s August 11 report, it still is trading about 40 cents higher than the new crop price a year ago. In addition, 2008 and 2009 new crop corn contracts also are trading at premiums to the 2007 contract. Corn farmers will begin to make planting and crop input decisions later this fall based on stronger market prices than during the last two years.

In addition, farmers likely will pay a little less for fertilizer this year. The USDA’s survey of prices paid by farmers showed that the price of each major fertilizer product climbed to a record high last spring. The sharp drop in North American natural gas prices combined with other market developments has caused fertilizer prices to decline from the peaks of last year. For example, the wholesale price of anhydrous ammonia at a Midwest terminal in mid-August was almost $150 per ton less than the post-Katrina peak of last year.

We estimate that an Iowa corn farmer likely will pay 12 percent or about $9 per acre less for the same amount of fertilizer this fall than last spring based on current wholesale prices and transportation costs and average retail margins. The improvement in farm economics is the key to the recovery in nutrient demand this year.

Nitrogen Outlook

Key Swing Factors

Despite improving demand prospects, large increases in export supplies from producers in gas rich regions are expected to force further adjustments in the global nitrogen market this year. These producers likely will target the large and high cost U.S. market to place incremental tonnage and force the adjustments required to bring supply in line with demand. For example, we estimate that low cost producers may need to push an additional 500,000 tonnes of urea into the U.S. market in 2006 and another 1.5 million tonnes on top of that in 2007.

The price outlook hinges on a few key swing factors such as the price of U.S. natural gas, the performance of newly commissioned plants, the level of Chinese urea exports during the fourth quarter, Ukrainian gas costs next year and any supply or demand shock such as the recent drop in Indian urea production due to flooding at a key gas processing plant.

Market Mosaic Vol. 2, Issue 3 • August 2006	3

U.S. Gas Prices

The cost of U.S. natural gas determines the shut-down price for domestic nitrogen producers. U.S. gas prices have declined significantly this year but remain volatile. Strong demand pull during July and early August has reduced estimates of the amount of gas in storage at the start of the heating season on November 1, but gas inventories still are projected to reach a record level and test the limits of U.S. storage capacity. Most analysts now estimate that gas in storage on November 1 will total more than 3.4 trillion cubic feet (TCF), down from earlier forecasts of 3.5 to 3.6 TCF.

The winter strip, or the average of the five NYMEX gas contracts from November 2006 to March 2007, continues to trade at high levels despite forecasts of record gas in storage on November 1. For example, after peaking at more than $12 per million Btu last December, the winter strip trended downward but never broke below $9 per million Btu. The winter strip quickly rallied to more than $11 per million Btu during July and traded in the mid-$10 range during the last half of August.

The U.S. gas market still is concerned about potential supply disruptions from a Katrina-like hurricane and stronger than expected demand resulting from a late summer heat wave or an early start to winter. The gas market looks like it is trading the winter strip based on a worst case weather scenario and a correction is likely if we start the heating season with at least 3.4 TCF of gas in storage.

Many U.S. nitrogen plants shut down from December through February last year. The shut-down price was high due to double digit gas at the time. This analysis suggests that the market will force U.S. plant closures again this year, but the shut-down price could be lower this year depending on where U.S. natural gas values settle this winter.

China’s Urea Exports

Another key swing factor is how much urea China will export during the fourth quarter of 2006. China exported a total of 3.9 million tonnes of urea in 2004. But concerns about high domestic nitrogen prices caused the government to impose and enforce an export tax on urea and to create a strategic urea reserve.

These policies, with an assist from other market developments, achieved their intended effects. China’s urea exports plummeted 2.3 million tonnes to just 1.6 million tonnes last year and exports during the first half of 2006 totaled less than 600,000 tonnes. Domestic urea production has increased at the same time. In fact, recent statistics indicate that output for the first half of 2006 was up seven percent to a record 23 million tonnes.

As a result, some analysts estimate that urea inventories exceed eight million tonnes today. Price is the best indicator and the domestic fob plant price of urea has plummeted from more than 1,900 RMB earlier this year to the mid-1,400 RMB range today.

The combination of large inventories, sharply lower domestic prices and a drop in the export tax from 30 to 15 percent likely will open the floodgates during the fourth quarter. We guesstimate that China will export more than 800,000 tonnes of urea during the fourth quarter, up from less than one-half million tonnes last year but well below the peak of more than 1.8 million tonnes during the fourth quarter of 2004.

Phosphate Outlook

Balanced Today

The global phosphate market looks balanced today largely due to supply adjustments in the United States. Global processed phosphate (DAP, MAP and TSP) trade is projected to decline four percent or about 800,000 tonnes to 20.5 million tonnes in 2006. Import demand is projected to stay flat at this level in 2007.

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A number of developments have combined to reduce import demand this year. China continues to produce more phosphate and import less DAP. Phosphate use and imports are down significantly in Western Europe. Import demand in Brazil remains subdued as a result of poor soybean economics and increases in domestic phosphate production. Australia’s imports are shrinking this year due to a severe drought in Western Australia and uncertainty following a change of ownership of the Phosphate Hill facility.

Bright spots this year include India and Argentina. Indian DAP imports likely will total more than 2.7 million tonnes in 2006 and top the high level of last year. A good monsoon and high wheat and rice prices are expected to boost DAP use seven to eight percent this year. Argentine processed phosphate imports also will increase about 150,000 tonnes in 2006 due to positive and steady farm economics.

U.S. Supply Adjustments

On the supply side of the ledger, U.S. exports are projected to decline about 1.6 million tonnes to 7.7 million in 2006 as a result of plant closures including the indefinite closures of Mosaic’s Green Bay and South Pierce plants at the end of May 2006. Based on first-half statistics and estimates for the second half, North African, Mideast and former Soviet Union (FSU) producers are forecast to boost processed phosphate exports by a combined total of more than 800,000 tonnes to a record 9.9 million tonnes in 2006.

U.S. processed phosphate exports estimated to meet projected demand are forecast to stabilize in the 7.5 to 8.0 million tonne range during the next few years. That is off from approximately 12 million tonnes during the last half of the 1990s and from about 9 million tonnes during the first half of this decade.

A Rebound in Domestic Demand

In the United States, domestic DAP and MAP shipments also were off six percent or more than 400,000 tons for the fertilizer year that ended June 30, 2006. The drop in shipments was in line with the estimated decline in overall phosphate use.

U.S. DAP and MAP shipments totaled just less than 6.8 million tons for the fertilizer year, the lowest level since 1998/99. Shipments were off a staggering 17 percent or more than 600,000 tons during the first half of the fertilizer year (Jul-Dec) so steady if not spectacular movement last spring made up part of the large Katrina-related decline last fall.

Domestic DAP and MAP shipments are forecast to increase almost seven percent or more than 450,000 tons to 7.2 million tons in 2006/07 due to an expected jump in corn acreage, a recovery in phosphate application rates and a decline in the TSP use. Although it is too early to make 2007 acreage projections, this forecast assumes U.S. farmers will plant 82 to 83 million acres of corn next spring, up from 79.4 million acres last year.

U.S. DAP and MAP exports for the fertilizer year that ended on June 30, 2006 declined 13 percent or 1.3 million tons to just 8.6 million tons (or 7.8 million tonnes). That was the lowest fertilizer year total in recent history. U.S. exports are estimated to decline slightly to approximately 8.4 million tons (or 7.6 million tonnes) during the 2006/07 fertilizer year.

U.S. DAP and MAP production declined ten percent or 1.7 million tons in 2005/06 and roughly equaled the drop in total shipments. DAP and MAP stocks held by producers remained at the low end of the five-year range throughout the 2005/06 fertilizer year.

The prospect of a modest increase in total demand will keep the market in balance to snug this year. U.S. producers ended the fertilizer year with relatively low stocks and recent plant closures are expected to keep production at or below the level of last year. That will keep U.S. stocks at low levels throughout the 2006/07 fertilizer year.

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Potash Outlook

The Stress Test of 2005/06

North American potash producers endured a severe stress test during the 2005/06 fertilizer year. The numbers were staggering, particularly during the first half of 2006. Canadian offshore exports during the first six months of 2006 plummeted 47 percent or 1.6 million tons K2O from a year earlier and were off 40 percent or 1.2 million tons K2O from the three year average for this period.

The long delays in settling 2006 contracts with Chinese and Indian buyers and a dormant Brazilian market resulted in large drops in shipments to each of the big three offshore markets. Monthly offshore shipments hugged the low end of the 10-year range throughout the first six months of 2006. Canadian offshore exports ended the fertilizer year down 30 percent or 1.8 million tons K2O.

The domestic market did not pick up the slack. In fact, domestic shipments during the first six months of 2006 were down 25 percent or 1.0 million tons K2O from a year earlier and from the three year average for this period. Domestic shipments slipped below the minimum of the 10-year range during three of the first six months of 2006.

Domestic shipments for the entire year plunged a whopping 21 percent to just 5.6 million tons K2O. That was the lowest total since 1982/83 when a special payment-in-kind (PIK) program in the United States pulled an additional 49 million acres out of production on top of 29 million acres idled as a result of regular farm program set aside requirements.

We estimate that U.S. potash use dropped eight to ten percent based on the shift from corn to soybeans and moderate declines in average application rates. A major de-stocking of a full domestic distribution pipeline accounted for the rest of the decline in shipments in 2005/06.

The simultaneous collapse of offshore and domestic demand caused a rapid build-up of inventories. Full warehouses forced North American producers to slam on the operating brakes. Final statistics from the Potash and Phosphate Institute (PPI) for 2005/06 show that stocks held by North American producers ballooned more than 1.2 million tons K2O from about 780,000 tons on June 30, 2005 to roughly 2.0 million tons on June 30, 2006.

North American production during the first half of 2006 was down 29 percent or 2.0 million tons K2O from a year earlier and was off 26 percent or 1.7 million tons K2O from the three year average for this period. North American production was off 14 percent or 1.8 million tonnes K2O for the entire fertilizer year. Production during the first half of the fertilizer year (or the last half of 2005) was up three percent or about 200,000 tons K2O. Canadian production ended the year off 1.8 million tons K2O from 2004/05. Mosaic reduced output approximately 875,000 tons K2O and accounted for about one-half of the decline last year.

Demand Recovery in 2006/07

The extreme events that stressed the North American potash industry in 2005/06 are unlikely to repeat this year. In fact, the outlook looks balanced at or near record high demand in 2006/07.

Canadian offshore shipments are projected to rebound 40 percent to more than 6.0 million tons K2O in 2006/07. The demand outlook in the large Asian markets looks upbeat as a result of improving grain fundamentals. In addition, delays in settling the 2006 contracts in China and India will result in a bunching of shipments during the last five months of 2006. Brazil remains problematic and a recovery in potash demand is unlikely until after 2007 without a surprise pop in soybean prices or a sharp devaluation of the real.

North American potash shipments are forecast to recover to more normal levels in 2006/07. In particular, domestic shipments are projected to jump 21 percent to 6.8 million tons K2O in 2006/07. That looks like a huge jump, but shipments of 6.8 million tons K2O are right in the middle of the historical range. In fact, the forecast for 2006/07 equals the 10-year average from 1993/94 to 2002/03 or the average prior to the extremely high and extremely low shipments during the last three years.

The expected recovery in domestic and offshore demand will push total shipments to a level just shy of the previous peak two years ago. The key difference this year is that shipments are projected to equal estimated use rather than pile up as inventories in the large global distribution pipeline.

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Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company's management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management's current estimates; realization of management's expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business, as well as other risks and uncertainties reported from time to time in The Mosaic Company's reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Copyright © 2006. The Mosaic Company. All rights reserved. This issue of Market Mosaic is available at www.mosaicco.com.

The Mosaic Company

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(800) 918-8270 toll free

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Market Mosaic Vol. 2, Issue 3 • August 2006	7